Exhibit 10.24

FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT
(PERFORMANCE-BASED VESTING)

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”), is made and entered into as of                                      between PRA HOLDINGS, INC., a Delaware corporation (the “Company”), and                              (“Optionee”).

THE PARTIES AGREE AS FOLLOWS:

Article I.            Grant Of Option; Effective Date; Vesting Base Date.

Section 1.01                             Grant.  The Company hereby grants to Optionee pursuant to the Company’s Equity Incentive Plan (the “Plan”), a copy of which is attached to this Agreement as Exhibit A, a nonqualified stock option (the “NQO”) to purchase all or any part of an aggregate of                            shares (the “NOO Shares”) of the Company’s Common Stock (“Common Stock”) on the terms and conditions set forth herein and in the Plan, the terms and conditions of the Plan being hereby incorporated into this Agreement by reference.  Defined terms used herein, but whose definition is not set forth herein shall have the meaning and definition applicable thereto as set forth in the Plan.

Section 1.02                             Effective Date.  The effective date of this NQO is                             , the date on which such NQO was granted by the Company (the “Effective Date”).

Section 1.03                             Exercise Price.  The exercise price for purchase of the shares of Common Stock covered by this NQO shall be $      per share.

Section 1.04                             Term.  This NQO shall expire on the date 10 years after the Effective Date.

Section 1.05                             Adjustment of NQO.  The Company shall adjust the number and kind of shares and the exercise price thereof in certain circumstances in accordance with the provisions of the Plan.

Article II.                                             Exercise of Options.

Section 2.01                             Vesting; Time of Exercise.  This NQO shall vest and become exercisable upon the first to occur of:  (i) a Change in Control pursuant to which PRA Holdings, Inc.’s stockholders receive proceeds equal to or greater than $20.00 per share (as adjusted to reflect any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, spin-off, sale of substantial assets or other change in corporate structure affecting the Common Stock) or (ii) following an initial public offering of PRA Holdings, Inc., the closing share price for PRA Holdings, Inc. common stock equals or exceeds $20.00 per share (as adjusted to reflect any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, spin-off, sale of substantial assets or other change in corporate structure affecting the Common Stock); provided the Optionee has not incurred a Termination before such date.

Section 2.02                             Exercise After Termination.  If Optionee incurs a Termination by the Company other than for Cause or on account of death or Disability, to the extent the NQO has not then expired or been exercised and is exercisable under Section 2.01, this NQO shall remain exercisable until the earlier of (i) 30 days following such Termination or (ii) the expiration of the Term of the NQO, and thereafter if the NQO is not exercised it shall expire and terminate.  In the event of Optionee’s death or Disability, to the extent the NQO has not then expired or been exercised and is exercisable under Section 2.01, this NQO shall remain exercisable until the earlier of (i) eighteen (18) months following Optionee’s death or Disability or (ii) the expiration of the Term of the NQO, and thereafter if the NQO is not exercised it shall expire and terminate.  Upon a Termination, any portion of the NQO which is not vested shall be forfeited and shall automatically expire on the date of such Termination.  Upon a Termination by the Company for Cause, any portion of the NQO which has not been exercised, whether or not vested, shall immediately and automatically terminate and expire and shall no longer be exercisable.  A transfer of Optionee among the Company, and its Affiliates, Optionee’s continuation as a member of the Board following Termination or a leave of absence duly authorized by the Company, shall not be deemed a Termination.

Section 2.03                             Manner of Exercise.  To the extent vested, Optionee may exercise this NQO, or any portion of this NQO, by giving written notice in such form and at such time as established by the Administrator, payment of the exercise price and payment of any applicable withholding or employment taxes.  The date the Company receives the required written notice of an exercise hereunder accompanied by payment will be considered as the date this NQO was exercised.  Promptly after receipt of the applicable exercise price, the required income and employment tax withholding, if any and any other documents required to be executed by the Administrator, the Company shall, issue to the Optionee or other person entitled to exercise the NQO, the requisite number of NQO Shares acquired upon exercise of the Option, which such shares may be evidenced in book form or by a certificate in the discretion of the Administrator.  The Optionee or transferee of the Optionee shall not have any privileges as a shareholder with respect to any NQO Shares covered by the NQO until the date of the valid exercise of all or a part of the NQO.

Section 2.04                             Nonassignability of NQO.  This NQO is not assignable or transferable by Optionee except by will or by the laws of descent and distribution; provided, however, Optionee may transfer this NQO to Immediate Family in accordance with the terms of the Plan.  Except to the extent transferred to Immediate Family, during the life of Optionee, the NQO is exercisable only by the Optionee.  Any attempt to otherwise assign, pledge, transfer, hypothecate or dispose of this NQO in a manner not herein permitted, and any levy of execution, attachment, or similar process on this NQO, shall be null and void.

Section 2.05                             Forfeiture for Competition.

(a)                                 Optionee acknowledges and agrees that, in the course of Optionee’s employment by the Company or any its subsidiaries, Optionee has established and will continue to establish favorable relations with the customers, clients and accounts of the Company and its subsidiaries and has had access to and will continue to have access to confidential and proprietary information and trade secrets (collectively “Confidential Information”) of the Company and its subsidiaries.  Therefore, in acknowledgment of the Company’s interest in protecting its customer relationships and good will and that of its subsidiaries, to reasonably protect the Company’s and its subsidiaries’ Confidential Information, and in consideration for the grant of the NQO reflected herein, the Optionee agrees that during the term of Optionee’s employment by the Company or any subsidiary and for a period of twelve (12) months from the date of termination of Optionee’s employment for any reason (the “Noncompetition Period”), Optionee will not, directly or indirectly, so as to compete with the Company or any subsidiary, whether as owner, manager, officer, director, employee, independent contractor, consultant or otherwise, without the express written consent of the Company or any subsidiary own or have any interest in, or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business that competes with any business engaged in by the Company or any of its subsidiaries (the “Prohibited Services”), unless Optionee accepts employment with a competing business in a job position which does not require Optionee to engage in job duties associated with competing with the Company.

(b)                                 For the purposes of this Agreement, the term “Customer Services” means (i) any product or service provided by the Company or its subsidiaries to a third party, including, but not limited to, on a contract or outsourced basis, assisting pharmaceutical, biotechnology or other companies in developing and taking drug compounds, biologics, and drug delivery devices through appropriate regulatory approval processes.  “Customer” means any person or legal entity (and its subsidiaries, agents, employees and representatives) about whom Optionee has acquired information based on Optionee’s employment with the Company or its subsidiaries and which is a client, customer or account, or a prospective client, customer or account of the Company.  Optionee agrees not to solicit Customer Services from any Customer during the Noncompetition Period whether directly or indirectly, on behalf of Optionee or on behalf of any other person or entity.

(c)                                  Optionee agrees during the Noncompetition Period not to directly or indirectly solicit or in any manner influence or encourage any person who is in the employ of the Company or any of its subsidiaries, who is considering an offer of employment by the Company or any of its subsidiaries, or who is providing services to the Company or any of its subsidiaries, whether as an employee, consultant, independent contractor or otherwise, to leave or reject such employment or service for any other opportunity.

(d)                                 In the event that Optionee violates the terms of Sections 2.05(a), (b) or (c), above, then in addition to any other remedies available to Company, Optionee shall immediately forfeit all rights that may have been granted to Optionee or to which Optionee may be entitled under the NQO.  In addition, to the extent that Optionee exercises any of the NQO during the Noncompetition Period and provides Prohibited Services, solicits Customer Services from a Customer or violates the terms of Section 2.05(c), then such exercise shall be rescinded and all such shares of common stock of Company purchased by Optionee pursuant to the exercise of such NQO during the Noncompetition Period may, for a twelve (12) month period starting on the date the Company becomes aware that Optionee has performed Prohibited Services, solicited

Customer Services from a Customer or violated the terms of Section 2.05(c), but in no event later than thirty six (36) months from the termination of Optionee’s employment, be repurchased by Company, in its sole discretion, at the price paid by Optionee for such shares of common stock.  To the extent that Optionee has sold or otherwise disposed of any shares acquired upon exercise of the NQO, then Optionee shall pay back to Company any and all net proceeds (defined as the sale price less the exercise price paid by Optionee to acquire such shares) received by Optionee as a result of such sale or other disposition.  Optionee shall also return all dividends or other distributions, if any, paid on such shares.

(e)                                  Company acknowledges and agrees that ownership by Optionee of not more than one percent (1.0%) of the shares of any corporation having a class of equity securities actively traded on a national securities exchange shall not be deemed, in and of itself, to violate the prohibitions set forth in Section 2.05(a).

Article III.                                        Restrictions on NQO Shares.

Section 3.01                             Stockholder’s Agreement.  Optionee hereby agrees that the NQO Shares shall be subject to such terms and conditions as the Administrator shall determine in its sole discretion, including, without limitation, restrictions on the transferability of the NQO Shares, the right of the Company to repurchase NQO Shares, and a right of first refusal in favor of the Company with respect to permitted transfers of NQO Shares.  Such terms and conditions may, in the Administrator’s sole discretion, be contained in a stockholder’s agreement or in such other agreement as the Administrator shall determine and which the Optionee hereby agrees to enter into at the request of the Company, including but not limited to that certain Management Stockholders Agreement dated as of December 13, 2007 by and among the Company, Genstar Capital Partners V, L.P., Stargen V, L.P., Genstar Capital Partners IV, L.P., Stargen IV, L.P., Optionee and certain other parties thereto, as such agreement is amended from time to time (the “Management Stockholders Agreement”).

Section 3.02                             Legality of Issuance.  The Company shall not be obligated to sell or issue any NQO Shares pursuant to this Agreement if such sale or issuance, in the opinion of the Company and the Company’s counsel, might constitute a violation by the Company of any provision of law, including without limitation the provisions of the Exchange Act or the Securities Act of 1933 as amended (the “Securities Act”).

Section 3.03                             Registration or Qualification of Securities.  The Company may, but shall not be required to, register or qualify the sale of any NQO Shares under the, Securities Act, or any other applicable law.  The Company shall not be obligated to take any affirmative action in order to cause the grant or exercise of this NQO or the issuance or sale of any NQO Shares pursuant thereto to comply with any law.

Section 3.04                             Restriction on Transfer.  Regardless whether the sale of the NQO Shares has been registered under the Securities Act or has been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge or other transfer of NQO Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Securities Act, the Exchange Act, the securities laws of any state or any other law.

Section 3.05                             Stock Certificate Restrictive Legends.  Stock certificates evidencing NQO Shares may bear such restrictive legends as the Company and the Company’s counsel deem necessary or advisable under applicable law or pursuant to this Agreement, including, without limitation, the legend set forth in the Management Stockholders Agreement.

Article IV.                                         Rights to Repurchase Options.

Section 4.01                             During the period beginning on the date of Optionee’s Termination for any reason (the “Termination Date”) and ending on the date nine (9) months following the Termination Date, the Company shall have the option to repurchase the NQO held by Optionee and/or his or her permitted transferees, if any, (collectively, the “Call Right”).  Subject to Section 4.04, the Call Right may not be exercised more than once with respect to this NQO.  The Call Right shall be exercised by written notice (the “Call Notice”) to such Optionee given on or prior to the last day on which the Call Right may be exercised by the Company.

Section 4.02                             The purchase price payable by the Company for the NQO upon exercise of the Call Right (the “Purchase Price”) shall, in the event of Optionee’s Termination for any reason other than a Termination by the Company or any of its subsidiaries, as applicable, for Cause, be the Fair Market Value of the Common Stock underlying the NQO subject to the Call Right on the date of the Call Notice, less the applicable exercise price and any applicable withholding taxes.

Section 4.03                             The repurchase of the NQO pursuant to the exercise of the Call Right shall take place on a date specified by the Company, but in no event later than sixty (60) days following the date of the exercise of such Call Right or, if later, within ten (10) days following the receipt by the Company of all necessary governmental approvals.  On such date, Optionee shall deliver to the Company a fully executed option cancellation agreement of acknowledgement in a form reasonably acceptable to the Company, and the Company shall pay to Optionee the Purchase Price in cash or by bank or cashier’s check.

Section 4.04                             Notwithstanding any other provision of this Article IV to the contrary and subject to Section 4.05, if there exists and is continuing a default or au event of default on the part of the Company or any affiliate of the Company under any bona fide loan, guarantee or other agreement with an independent third party under which The Company or any affiliate has borrowed money which prohibits the Company from purchasing the NQO as described above, or if the repurchase referred to in this Article IV would result in a default or an event of default on the part of the Company or any affiliate under any such agreement or if a repurchase would not be permitted under Section 170 of the Delaware General Corporation Law (the “DGCL”) or would otherwise violate the DGCL (or if the Company reincorporates in another state, the business corporation law of such state) (each such occurrence being an “Event”), the Company shall delay the repurchase of the NQO (pursuant to a Call Notice timely given in accordance with this Article IV) from the applicable Optionee until the first business day which is ten (1 0) calendar days after all of the foregoing Events have ceased to exist.  Notwithstanding the foregoing, if an Event exists and is continuing for ninety (90) days, Optionee shall be permitted by written notice to cause the Company to rescind any Call Notice but the Company shall have another thirty (30) days from the date the Event ceases to exist to give another Call Notice on the terms applicable to the first Call Notice.

Section 4.05                             Notwithstanding anything to the contrary contained in Article IV, if at any time the consummation of any purchase or payment to be made by the Company pursuant to this Agreement would result in an Event, then the Company shall make purchases from, and payments to, Optionees pro rata (on the basis of the proportion of the number of NQOs each such Optionee have elected or are required to sell to the Company) for the maximum number of NQOs permitted without resulting in an Event (the “Maximum Repurchase Amount”).  The provisions of Article IV shall apply in their entirety to payments and repurchases with respect to NQOs which may not be made due to the limits imposed by the Maximum Repurchase Amount under this Section 4.05.

Section 4.06                             For purposes of this Article IV, “Cause” shall have the meaning set forth in any employment agreement between Optionee and the Company or one of its subsidiaries, provided, that in the absence of an employment agreement containing such a definition, Cause shall mean:  (i) Optionee’s failure to competently perform his material assigned duties as reasonably determined by the Company; (ii) Optionee engaging in or causing an act that has a material adverse impact on the reputation, business, business relationships or financial condition of the Company or its Affiliates; (iii) the conviction of or plea of guilty or nolo contendere by Optionee to a felony or any crime involving moral turpitude; (iv) Optionee’s gross misconduct, dishonesty, or fraud; or (v) Optionee’s willful refusal to perform specific directives of the Board, or its authorized designee, which are consistent with the scope, ethics, and nature of Optionee’s duties and responsibilities.

Article V.                                              Miscellaneous

Section 5.01                             Taxes.  Optionee acknowledges and agrees that Optionee will be responsible for any taxes arising from exercise of this Option and that the Company may withhold the amount of such taxes or require the remittance of such taxes to the Company.

Section 5.02                             Representations, Warranties, Covenants and Acknowledgments of Optionee Upon Exercise of NQO.  Optionee hereby agrees that in the event that the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the issuance of NQO Shares may be conditioned upon certain representations, warranties and acknowledgments by the person exercising the NQO (the “Purchaser”), including, without limitation, those set forth in Sections 5.02 (a) through (h) hereof:

(a)                                 Investment.  Purchaser is acquiring the NQO Shares for Purchaser’s own account and not for the account of any other person.  Purchaser is acquiring the NQO Shares for investment and not with a view to distribution or resale thereof except in compliance with applicable laws regulating securities.

(b)                                 Business Experience.  Purchaser is capable of evaluating the merits and risks of Purchaser’s investment in the Company evidenced by purchase of the NQO Shares.

(c)                                  Relation to Company.  Purchaser is presently an officer, director or employee of, or a consultant to, the Company and in such capacity has become personally familiar with the business, affairs, financial condition and results of operations of the Company.

(d)                                 Access to Information.  Purchaser has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of the Company with respect to the terms and conditions of the transaction contemplated hereby and with respect to the business, affairs, financial condition and results of operations of the Company.  Purchaser has had access to such financial and other information as is necessary in order for Purchaser to make a fully-informed decision as to investment in the Company by way of purchase of the NQO Shares and has had the opportunity to obtain any additional information necessary to verify any of such information to which Purchaser has had access.

(e)                                  Speculative Investment.  Purchaser’s investment in the Company represented by the Exercised Shares is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part.  The amount of such investment is within Purchaser’s risk capital means and is not so great in relation to Purchaser’s total financial resources as would jeopardize the personal financial needs of Purchaser or Purchaser’s family in the event such investment were lost in whole or in part.

(f)                                   Registration.  Purchaser must bear the economic risk of investment for an indefinite period of time because the sale to Purchaser of the Exercised Shares has not been registered under the Act and the NQO Shares cannot be transferred by Purchaser unless such transfer is registered under the Securities Act or an exemption from such registration is available.  The Company has made no agreements, covenants or undertakings whatsoever to register the transfer of any of the NQO Shares under the Securities Act.  The Company has made no representations, warranties or covenants whatsoever as to whether any exemption from the Securities Act, including without limitation any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144, will be available; if the exemption under Rule 144 is available at all, it may not be available until at least two years after payment of cash for the NQO Shares and not then unless:  (i) a public trading market then exists in the Company’s common stock; (ii) adequate information as to the Company’s financial and other affairs and operations is then available to the public; and (iii) all other terms and conditions of Rule 144 have been satisfied.

(g)                                  Public Trading.  None of the Company’s securities is presently publicly traded, and the company has made no representation, covenant or agreement as to whether there will be a public market for any of its securities.

(h)                                 Tax Advice.  The Company has made no warranties or representations to Purchaser with respect to the income tax consequences of the transactions contemplated by the option agreement pursuant to which the NQO Shares will be purchased, and

Purchaser is in no manner relying on the Company or the company’s representatives for an assessment of such tax consequences.

Section 5.03                             Assignment; Binding Effect.  Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, legal representatives and successors of the parties hereto; provided, however, that Optionee may not assign any of Optionee’s rights under this Agreement.

Section 5.04                             Damages.  Optionee shall be liable to the Company for all costs and damages, including incidental and consequential damages, resulting from a disposition of shares which is not in conformity with the provisions of this Agreement.

Section 5.05                             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 5.06                             Notices.  All notices and other communications under this Agreement shall be in writing.  Unless and until the Optionee is notified in writing to the contrary, all notices, communications and documents directed to the Company at its corporate headquarters.  Unless and until the Company is notified in writing to the contrary, all notices, communications and documents intended for the Optionee and related to this Agreement, if not delivered by hand, shall be mailed to Optionee’s last known address as shown on the Company’s books.  Notices and communications shall be mailed by first class mail, postage prepaid; documents shall be mailed by registered mail, return receipt requested, postage prepaid.  All mailings and deliveries related to this Agreement shall be deemed received only when actually received.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

PRA HOLDINGS, INC.

By:
Title:

The Optionee hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement and the Plan.

Optionee

Dated: